THIS CONSULTING AGREEMENT (“Agreement”) is made and entered into as of December 3, 2018 (“Effective Date”) between Indoor Harvest Corp (the “Company”) and Daniel Strachman (the “Consultant”).

1. Background. The Company desires to retain Consultant, to assist the Chief Executive Officer with financial planning, evaluation of third-party engagements, merger and acquisition due diligence, business development and engagement with stakeholders (the “Services”). In furtherance thereof, the Company and the Consultant desire to enter into this Agreement.

2. Term. This Agreement shall commence on the Effective Date for an initial term of three (3) months and shall be renewed for successive One Year (12-month) periods unless either party serves written notice of non-renewal a minimum of 30 days prior to the any renewal term Immediately prior to the expiration of the term, the parties intend to enter into a further engagement, subject to the terms mutually agreed to by the parties, which terms shall be no less favorable to Consultant than the terms set forth herein. If such a further engagement is not entered into, this Agreement shall be renewed for successive three (3) month periods until terminated by either party as of the last day of any given three (3) month period upon thirty (30) days prior written notice.

3. Compensation.

A. Cash Component. The Consultant shall be compensated $2,083.33 in cash each month (“Monthly Fee”) for the term of this Agreement. The initial payment will be due immediately upon the execution of this Agreement, and following payments will be due on the 1st of every subsequent month for the Term of this Agreement.

B. Equity Component. Client shall grant to Consultant (or an entity controlled by Consultant such that Consultant is deemed to be the sole beneficial owner under Rule 13d-3 promulgated under the Exchange Act) an aggregate value of $125,000 shares of restricted common stock of the Company, with the grant and vesting schedule set forth in the table below:

Date of Grant (1)	Value of Shares (2)	Date of Vesting (3)
December 3, 2018	$10,416	January 3, 2019
January 3, 2019	$10,416	February 3, 2019
February 3, 2019	$10,416	March 3, 2019
March 3, 2019	$10,416	April 3, 2019
April 3, 2019	$10,416	May 3, 2019
May 3, 2019	$10,416	June 3, 2019
June 3, 2019	$10,416	July 3, 2019
July 3, 2019	$10,416	August 3, 2019
August 3, 2019	$10,416	September 3, 2019
September 3, 2019	$10,416	October 3, 2019
October 3, 2019	$10,416	November 3, 2019
November 3, 2019	$10,424	December 3, 2019
Total	$125,000

(1) No shares shall be issued with respect to any grant, if Consultant is not engaged by the Company under the terms of this Agreement or subsequent agreement on the respective date of grant as set forth in the table above.

(2) The number of restricted common shares to be issued to Consultant, shall be calculated based on the most recent closing price of the Company’s common stock, on the date of grant.

(3) With respect to each grant set forth in the table above, the shares subject to that grant will only vest if Consultant is engaged under the terms of this Agreement or subsequent agreement on the date of vesting as set forth in the table above. If Consultant is not deemed under any such engagement on a particular date of vesting, the shares that are subject to that grant will be forfeited by Consultant.

4. Company’s Proprietary Rights and Non-Disclosure of Confidential Information.

A. Obligation. The Consultant will hold the Company’s Confidential Information, as defined below, in the strictest confidence and will not disclose or use the Confidential Information except as permitted by this Agreement in connection with the Services, unless expressly authorized to act otherwise in writing by an officer of the Company or as otherwise required by law or valid and binding judicial order. The Consultant’s obligations under this Section shall survive any termination of this Agreement. In addition, the Consultant recognizes that he will be exposed to, have access to and be engaged in the development of information (including tangible and intangible manifestations) regarding the patents, copyrights, trademarks, and Confidential Information of the Company. The Consultant acknowledges and agrees that all this information, whether presently existing or developed in the future, which is not the subject of a patent, patent application, copyright, trademark or trade secret either owned by the Consultant or in the public domain prior to the Effective Date, is the sole property of the Company and its assigns.

B. Confidential Information. “Confidential Information” means trade secrets, confidential information, data or any other proprietary information of the Company. By way of illustration, but not limitation, “Confidential Information” includes (a) information relating to the Company’s technology, including inventions, ideas, processes, formulas, data, know-how, experimental results and techniques; and (b) information regarding plans for research, development, new products, marketing and selling, business plans, budgets and unpublished financial statements, licenses, prices and costs, suppliers and customers and the skills and compensation of the Company’s employees. However, “Confidential Information” does not include information that is (as demonstrated by written evidence):

1.	already known to the Consultant at the time of the disclosure;
2.	publicly available or becomes publicly available through no breach of the Consultant or any party under the Consultant’s dominion and control;
3.	independently developed by the Consultant; or
4.	rightfully first received by the Consultant from a third party other than the Company.

C. No Conflicting Obligations. The Consultant represents and warrants that the Consultant’s performance of this Agreement and his service as a Consultant of the Company do not and will not breach or conflict with any agreement to which the Consultant is or becomes a party. The parties agree that nothing in this Agreement shall affect the Consultant’s duties as a Director of the Company under the Director Agreement signed with the Company, and that such service as Director does not conflict with service as Consultant.

D. Third-Party Confidential Information. The Consultant understands that the Company has received and in the future will receive from third parties information that is confidential or proprietary (“Third-Party Information”) subject to a duty on the part of the Company to maintain the confidentiality of such information and to use it only for certain limited purposes. During the term of this Agreement and thereafter, the Consultant will hold Third-Party Information in the strictest confidence and will not disclose or use Third-Party Information except as permitted by the agreement between the Company and such third party, unless expressly authorized to act otherwise by an officer of the Company in writing (other than an officer who is also a principal of the Consultant).

5. No Employment Relationship. The Consultant is not as an employee of the Company. In addition, the Consultant is providing the services under this Agreement solely at his own direction and under his own supervision. Nothing herein shall be construed as creating an employer/employee relationship between the Company and the Consultant or placing the parties in a partnership or joint venture relationship. The Consultant will not be eligible for any employee benefits, cash bonuses or other commissions except for services as a Consultant as set forth in this Agreement. The Consultant will solely maintain the obligation to pay any and all taxes connected with any compensation paid hereunder. The Consultant agrees and understands that the Company does not currently have, or provide Consultant’s and Officers with insurance, medical, or liability.

6. Indemnification. The Company shall indemnify and hold harmless the Consultant to the fullest extent permitted by law if the Consultant was or is a party or is threatened to be made a party to or witness or other participant in, any threatened, pending or completed action, suit, proceeding, investigation or any alternative dispute resolution mechanism, whether civil, criminal, regulatory, administrative or investigative (other than an action or claims by or in the right of the Company against the Consultant) (“Claim”) arising out of or concerning the Consultant’s performance of, or failure to perform, the Consultant’s responsibilities as an advisor, consultant, contractor, employee, or agent of the Company or for another corporation, partnership, joint venture, trust or other enterprise affiliated with the Company (an “Affiliate”), from the inception of such responsibilities, against costs, expenses (including reasonable attorneys’ fees), judgments, damages, losses, fines and amounts paid in settlement (if such settlement is approved in advance by the Company, which approval shall not be unreasonably withheld) actually and reasonably incurred by the Consultant in connection with such Claim; provided that the Consultant acted in good faith and within the scope of the Consultant’s responsibilities for the Company or such Affiliate and in a manner the Consultant reasonably believed to be in or not opposed to the best interests of the Company or such Affiliate, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the Consultant’s conduct was unlawful.

7. General.

A. Notices. Any notice required or permitted to be given to one party by the other party pursuant to this Agreement shall be in writing and shall be sent by facsimile-mail, email, or personally delivered or sent by United States mail, certified or registered, return receipt requested, first class postage and charges prepaid, addressed to the parties as set forth below, or at such other address as shall be designated in writing as specified above by either party. Notices sent by facsimile or delivered in person shall be effective on the date of delivery. Notices sent by United States mail shall be effective on the third business day following its posting.

The Consultant:	Daniel Strachman

The Company:	Daniel Weadock
Indoor Harvest Corp
5300 East Freeway, Suite A
Houston, Texas 77070

B. Assignment of Rights and Delegation of Duties. All rights and duties of the Company under this Agreement shall extend to its successors and assigns.

C. Severable Provisions. The provisions of this Agreement are severable and if anyone or more provisions may be determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions, and any partially enforceable provision to the extent enforceable, shall nevertheless be binding and enforceable.

D. Waiver. The waiver by one party of a breach of any provision of this Agreement by the other party shall not operate or be construed as a waiver of any previous or subsequent breach of the same or any other provision by the other party.

E. Entire Agreement. This Agreement constitutes the entire agreement of the parties with respect to its subject matter, and may not be changed orally, but only by an agreement in writing signed by the party against whom the enforcement of any waiver, change, modification, extension or discharge is sought.

F. Governing Law. This Agreement is governed in accordance with the laws (other than choice-of-laws principles) of the State of Texas.

G. Miscellaneous. The terms of this Agreement are confidential and no press release or other written or oral disclosure of any nature regarding the terms of this Agreement shall be made by either party without the other party’s prior written approval; however, approval for such disclosure shall be deemed given to the extent such disclosure is required to comply with governmental rules or a valid court order.

H. Counterparts. This Agreement or any subsequent amendment or modification hereto may be executed by facsimile and/or in one or more counterparts, each of which when so executed and delivered shall be deemed an original, but all of which taken together shall constitute but one and the same original. Each party shall accept any such signed faxed counterpart as full execution of this Agreement or any subsequent amendment or modification thereto.

I. Pronouns. The pronouns used herein shall include, where appropriate, either gender or both, singular and plural.

J. Authority. The person(s) executing this Agreement hereby represent and warrant that each respectively has the authority to execute this Agreement on behalf of the party for which he is executing.

K. Descriptive Headings. The descriptive headings used herein are for convenience of reference only and they are not intended to have any effect whatsoever in determining the rights or obligations of the parties hereto.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representatives as of the Effective Date.

Consultant’s Signature Block	Company Signature Block